Exhibit (i)

DORSEY & WHITNEY LLP

SUITE 1500

50 SOUTH SIXTH STREET

MINNEAPOLIS, MINNESOTA 55402

May 17, 2011

Mairs and Power Funds Trust

W1520 First National Bank Building

332 Minnesota Street

St. Paul, Minnesota 55101-1363

Ladies and Gentlemen:

We have acted as counsel to Mairs and Power Funds Trust, a Delaware statutory trust (the “Trust”), in rendering the opinion hereinafter set forth with respect to the authorization of shares, par value $0.01 per share, of the series of the Trust known as Mairs and Power Small Cap Fund (the “Shares”).

We understand that the Shares are being registered under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, pursuant to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”), which is being filed with the Securities and Exchange Commission.  In rendering the opinion hereinafter expressed, we have reviewed the proceedings taken by the Trust in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Trust, certificates of public officials and of responsible officers of the Trust, and other documents as we have deemed necessary as a basis for such opinion.  As to the various matters of fact material to such opinion, we have, when such facts were not independently established, relied to the extent we deemed proper on certificates of public officials and of responsible officers of the Trust.  In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

In addition, in rendering the opinion hereinafter expressed, we have assumed, with the concurrence of the Trust, that all of the Shares will be issued and sold upon the terms and in the manner set forth in the Registration Statement, and that the Trust will maintain its trust existence and good standing under the laws of the State of Delaware in effect at all times after the date of this opinion.

Based on the foregoing, it is our opinion that the Shares issued from and after the date hereof, when issued and delivered by the Trust as described in the Registration Statement, will be legally issued and fully paid and non-assessable.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the State of Delaware.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

JDA